EXHIBIT 2.1

Translation From Japanese contract between Chiba Bank Ltd and Rex Tokyo Co Ltd.

Financial Loan Document
Chiba Bank Ltd

25th March 2005

On behalf of Rex Tokyo Co. Ltd.
Tokyo-to, Adachi-ku, higashi-hokima,
Mr. Hiroyuki Ejima, CEO

Guarantor
Tokyo-to, Taito-ku, Nihon-tsutusmi 1-30-1
Mr. Hiroyuki Ejima

1.   Borrowing Terms

The borrower, has agreed on the following terms and for the following amount to receive a loan and hereby confirms the write of same.

     1.   Borrowed Amount: YEN 100,000,000

     2.   Borrowing Purpose: long term working capital

     3.   Interest Rate: 2.900% (1 year to be calculated as 365 days)

     4.   Final repayment date: 25 March 2008

     5.   Repayment Schedule:

          (1)  First payment: 25 April 2005, First payment amount: YEN 2,800,000

          (2)  Last payment amount: YEN 2,000,000

          (3)  2nd payment onwards, not including last payment

               Schedule: from May 2005 - February 2008, a total of 34 payments of YEN 2,800,000 each

          (4)  Each payment shall be made on the 25 day of every month

     6.   Interest payment method:

          (1) Interest payments are seen to be allocated to the first part of the repayment schedule

          (2) The first payment of interest is due on the loan date, the second payment on the 25th day of the first month of 2nd repayment installment.

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     7.   Automatic deduction from account: The repayment amounts as discussed in 5 and 6 above, shall be automatically deducted from the borrowers account on the 25 day of each month. If repayment date falls on holiday, then repayment shall be made on following work day.

     8. Account for automatic deduction: The borrowers account for repayment automatic deduction shall be Kanemachi Branch, Normal Account, Account Number XXXXXX.

     9.   Security Deposit Association: not applicable

     10. Penalty: If the borrower does not repay the money as per the terms of this agreement, a penalty rate of 14% shall be paid on the outstanding balance (calculated as 1 year being 365 days).

     11.

          (1) Special provisions: In respect to the automatic deduction of repayment installments The bank will not receive as payment of the required installments, such items as cheques, notes, or cash payment. All payments shall be made as automatic deductions from the account specified above. Should there not be sufficient funds in that account at the time of deduction, the bank may accept payment from the borrower the amount required for repayment. If the borrower cannot pay by the required date, provision 10 will indicate the required penalty.

          (2) Bank charges deductible from account also If there are any small charges association with this loan document, or provision for receiving payment under this document, the bank may deduct these charges from the account.

Bank Code: XXX-XXXXX-XXXXXXX

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2.   Note.

          If the borrower deposits with the bank a Note to show ability to repay loan installments, the bank may be allowed to use these funds to clear repayments under the schedule as provided for.

3.   Interest Rate Fluctuations

          The bank shall have the ability to change the rate of interest on this loan in accordance with general banking provisions and customs that would allow such.

4.   Security

          (1) If the bank requires further security on the loan or increasing the security from the guarantor they may ask for this from time to time.

          (2) If the borrower does not fulfill the conditions under this loan document, the bank is authorized to act in a legal manner with regard to gaining title to any security under this loan, whether by the borrower or the guarantor.

5.   Restrictions on conditions of loan

          If the borrower presents any of the following reasons, the bank may determine to recalculate the repayment schedule for the loan or move to have the loan cancelled and repaid immediately

          (1) If the borrower fails to make repayments or becomes bankrupt, is involved in a Chapter 7 or 11 winding up, or any other special circumstance involving the ending of business operations

          (2) If the borrower receives notice of inability to furnish cheques as per the instruction of the cheque clearing house.

          (3) If the borrower or Guarantor have a claim order placed against their assets.

          (4) If the borrowers (in the case of a company, the CEO of the borrower) address becomes unknown to the bank

          In the following circumstances, after giving notice to the borrower, the bank may determine to recalculate the repayment schedule for the loan or move to have the loan cancelled and repaid immediately.

          (1)  If the borrower is late in repaying any installment

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          (2)  If there is a lien or claim placed against any asset put up for security

          (3)  If the borrower does not abide by the terms of conditions

          (4)  If the guarantor does not abide by the terms of conditions

          (5) If any other condition arises requiring the bank to take necessary action

6.   Calculation

          (1) If the bank suffers loss due to non-payment of amounts under this loan agreement, then the bank may offset such loss with any other assets of the borrower that the bank is custodian for.

          (2) If the bank plans to offset any asset as indicated above, then the bank will give advance notice to the borrower of such, and offer the borrower the chance to provide other means for payment first.

          (3) In 6.1, if the bank uses such assets to repay the loan, the bank may calculate loss of interest and fees up to the date of return.

6.2  Calculation (continued)

          (1) If the time for repayment has been exceeded, the borrower may still repay the loan by use of its assets which may be in the custody of the bank.

          (2) If under the above section, the borrower makes such offset, it must offer notice in writing to the bank and sign such required documentation to effect the transfer of assets to the bank.

          (3) In above section, outstanding interest or fees must also be calculated and paid to the bank.

7.   Note, Exchange

          (1) If a Note has been exchanged with the bank as security for this loan, then under section 6 if amounts are required to be calculated, such Note may be utilized and is not required to be returned.

          (2) If in section 2 a Note exists that is to be offset against the debt, the borrower shall ensure that the rights to the Note are available to the bank immediately.

          (3) If the bank under Section 6 plans to assume the rights under a Note, under certain circumstances this will not be possible:

               1.   if the bank cannot locate the borrower

               2. if the borrower is using the bank as point of payment on the Note

               3.   if there is some problem surrounding the Note

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               4.   If there is any other reason why the Note can not be used

          (4) If under section 2 a Note has been issued, and calculation for return of funds has been made, and there is notice of other claimants to the Note, the bank shall stop such Note and process it.

8.   Appropriation

          If the borrower has insufficient funds for repayment of debt amount or for calculation as under section 6, the bank may choose suitable means of appropriation.

          (1) If under section 6.2 above the borrower makes payment to cancel any deficit on the loan, if any amount remains outstanding, the bank may make appropriations for the amount as requested by the borrower.

          (2) If the borrower does not make any request in 8.1, the bank may make its own determination for appropriation and the borrower may not object to this.

          (3) If under 8.1 the borrowers requested method may lead to damage to assets, then the bank may without delay object to the method of appropriation and determine its own means for appropriation instead.

          (4) Under 8.2 if the bank determines its own method for appropriation of funds, this method shall also determine the period under which the borrower shall remain liable for amounts under this contract.

9.   Risk-bearing

          (1) If for any reason, the documentation surrounding this loan should be lost, destroyed or otherwise become unavailable, the bank may with reference to its internal records, reconstruct the documentation. In such a case the borrower may not make any claim against the bank.

          (2) If due to such loss or damage above, the borrowers collateral should suffer some damage, the bank will not be held liable.

          (3) If for any reason, under circumstances where a Note has been passed, that Note should be rendered invalid or unavailable for presentation due to the banks conduct, the bank shall take responsibility for that Notes value.

          (4) If any documentation surrounding a Note shall be found to be incorrect, or fraudulently produced, the borrower shall bear all liability for the documentation.

          (5) The borrower shall be liable for any charges required for ensuring the safety of any security or Notes passed to the bank.

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10.  Change of Notification Matter

          (1) If there is any change to notification matters of the borrower such as business name, change of officers, change of address, then the borrower shall inform the bank immediately.

          (2) if the borrower has a change as above, and due to that notices from the bank are delayed or do not arrive, such notices will be deemed delivered as if they had been under normal circumstances.

11.  Reporting and Investigation

          (1) If the bank requests information about the borrowers financial or business status, the borrower shall provide such information immediately. If investigation is required, the borrower will make materials available.

          (2) If there is a significant change in the financial or business status of the borrower, the bank can request a report on this.

12.  Creation of Notarial Deed

          If the borrower receives a request to notarize agreements in a Deed, then they will organize this. Further, the cost of notarization shall be paid by the borrower.

13.  Agreement Jurisdiction

          If there should be any disagreement over this agreement requiring legal process, the jurisdiction of courts will be that closest to Kanemachi Branch of the bank.

14.  Guarantor

          (1) The Guarantor assumes responsibility for all losses that may result to the Bank out of the non performance of this contract by the borrower.

          (2) The Guarantor agrees not to make claim to any assets of the borrower under control of the bank.

          (3) If the Guarantor should be guarantor for the borrower on any other matter, this contract shall not affect such other matter, neither shall any agreement to limit the amount of guarantee on an other matter have any affect on this contract.

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